Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Second Quarter 2010 Results

OKLAHOMA CITY (August 5, 2010) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the second quarter of 2010.

For the second quarter of 2010, Gulfport reported net income of $10.4 million on oil and gas revenues of $29.0 million, or $0.24 per diluted share. EBITDA (as defined below) for the second quarter of 2010 was $19.9 million and cash flow from operating activities before changes in working capital (as defined below) was $19.5 million.

Financial Highlights

•

Produced oil and gas sales volumes of 467,639 barrels of oil equivalent (“BOE”), or 5,139 barrels of oil equivalent per day (“BOEPD”), in the second quarter of 2010, a 5% sequential increase over the first quarter of 2010 and a 22% year-over-year increase from the second quarter of 2009

•	Recorded net income of $10.4 million in the first quarter of 2010, a 4% sequential increase over the first quarter of 2010 and a 105% year-over-year increase over the second quarter of 2009

•	Generated $19.9 million of EBITDA in the first quarter of 2010, a 6% sequential increase from the first quarter of 2010 and 52% year-over-year increase from the second quarter of 2009

•	Reported lease operating expense of $8.50 per BOE, a 10% sequential improvement as compared to the first quarter of 2010 and a 20% year-over-year improvement as compared to the second quarter of 2009

Production

For the second quarter of 2010, net production was 402,075 barrels of oil, 296,691 thousand cubic feet (“MCF”) of natural gas and 676,852 gallons of natural gas liquids (“NGL”), or 467,639 BOE. Net production for the second quarter of 2010 by region was 402,583 BOE in Southern Louisiana, 56,073 BOE in the Permian Basin and 8,983 BOE in the Bakken and Niobrara.

Realized price for the second quarter of 2010, which includes transportation costs, was $67.24 per barrel of oil, $4.43 per MCF of natural gas and $1.02 per gallon of NGL, for a total equivalent price of $62.10 per BOE. Realized price for oil in the second quarter of 2010 reflects the impact of fixed price contracts for 2,300 barrels of oil per day at a weighted average price of $58.24 before transportation costs and differentials. Gulfport currently has fixed price contracts in place for 2,300 barrels of oil per day at $58.24 before transportation costs and differentials for the remainder of 2010 and is currently unhedged for 2011.

Subsequent to the second quarter of 2010, net production for the month of July averaged approximately 5,486 BOEPD and net production of the first four days of August averaged approximately 6,013 BOEPD.

Gulfport Energy Corporation

Production Schedule

(Unaudited)

Production Volumes:	2Q 2010	2Q 2009	YTD 2010	YTD 2009

Oil (MBbls)	402.1	354.2	817.7	754.3
Gas (MMcf)	296.7	80.6	381.2	159.9
NGL (MGal)	676.9	700.4	1,284.9	1,423.5
Oil Equivalents (MBOE)	467.6	384.3	911.8	814.9

Average Realized Price:

Oil (per Bbl)	$67.24	$56.41	$65.18	$49.06
Gas (per Mcf)	$4.43	$2.89	$4.60	$3.85
NGL (per Gal)	$1.02	$0.64	$1.04	$0.63
Oil Equivalents (BOE)	$62.10	$53.76	$61.84	$47.27

Operational Highlights

•	Acquired 24,468 net acres in the Niobrara oil play of Western Colorado

•	Currently running a four rig drilling program covering Gulfport’s core areas in Southern Louisiana and the Permian

•	Drilled a total of ten wells at West Cote Blanche Bay (“WCBB”), three wells at Hackberry and six gross wells in the Permian during the second quarter of 2010

•	Acquired an aggregate of approximately 5,749 net acres in the Permian in 2010, increasing Gulfport’s acreage position in the play to 13,923 net acres

•

Grizzly has identified Thickwood Hills and Firebag River as strategic areas of development and plans to drill approximately 30 coreholes at Thickwood Hills and 20 to 30 coreholes at Firebag River during the 2010-2011 winter drilling season

Operations

At WCBB, Gulfport drilled and completed ten productive wells and performed 19 recompletions during the second quarter of 2010. Gulfport is currently drilling ahead at 9,505 feet on the 15th well of its 2010 drilling program at WCBB and presently expects to drill a total of 19 to 21 wells and perform a total of 50 recompletions at WCBB during 2010.

At Hackberry, Gulfport drilled a total of three wells and performed three recompletions during the second quarter of 2010. Based upon the successful results of Gulfport’s initial 2010 drilling activity at Hackberry, Gulfport currently plans to expand its 2010 drilling program at the field to include a total of six wells. A rig has already returned to the field and is currently drilling ahead at 8,442 feet on the fourth well of our recently expanded six well program at the field.

In the Permian, six gross (three net) wells have been drilled, four gross (two net) wells have been completed and one (0.5 net) up-hole recompletion was performed on our acreage during the second quarter of 2010. At the end of the second quarter, Gulfport had an inventory of five gross wells waiting on completion and 19 gross wells with up-hole recompletion opportunities. At present, two rigs are active on Gulfport’s acreage in the Permian, one of which is currently drilling ahead on the eleventh gross well of 2010 and the second of which is currently rigging-up on location of the twelfth gross well of 2010. In addition, the operator of Gulfport’s Permian acreage has firm scheduling commitments from multiple service providers for frac dates through the remainder of 2010. Gulfport currently expects to participate in the drilling of 24 to 26 gross (12 to 13 net) wells and the recompletion of ten gross (five net) wells in the Permian during 2010. Meanwhile, Gulfport continues to steadily expand its position in the play, acquiring an aggregate of 5,749 net acres in 2010, expanding Gulfport’s total acreage position in the play to 13,923 net acres.

In Western Colorado, Gulfport completed the acquisition of 24,468 net acres in the Niobrara during the second quarter of 2010. Gulfport is currently in the process of planning a 60 square mile 3-D seismic survey which Gulfport expects to begin permitting in the Fall of 2010 and shooting in the Spring of 2011. For the remainder of 2010, Gulfport currently anticipates drilling at least two vertical wells in the Niobrara. In addition, Gulfport plans to hydraulically fracture a non-producing well already drilled on its acreage in the Niobrara.

In Canada, Grizzly is currently in the process of finalizing its 2010-2011 winter drilling program. While there are still a number of areas for which Grizzly has yet to formally finalize its plans, Thickwood Hills and Firebag River have already been identified as strategic areas of development. Grizzly currently anticipates drilling approximately 30 coreholes at Thickwood Hills and 20 to 30 coreholes at Firebag River. In addition, work on Grizzly’s first steam assisted gravity drainage (“SAGD”) project at Algar Lake continues to progress on track; FEED engineering work is complete, a water source has been identified, detailed engineering contracts have been awarded and orders for long-lead equipment will be placed in the Fall of 2010. Meanwhile, Grizzly continues to build its management team, recently hiring a Vice President of Operations and a Vice President of Exploration, both with significant experience in the Canadian Oil Sands.

Presentation

An updated presentation was posted to the Company’s website on the morning of August 5, 2010. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will host a conference call today at 12:00 p.m. CDT to discuss its second quarter 2010 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-800-706-7748. The passcode for the call is 35412563. A replay of the call will be available for two weeks at

1-888-286-8010. The replay passcode is 69052399. The webcast will be archived on the Company’s website for one year and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport recently acquired an acreage position in the Niobrara Shale of Western Colorado. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash provided by operating activity before changes in operating assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul K. Heerwagen

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Oil and condensate sales	$27,035,000	$19,979,000	$53,295,000	$37,004,000
Gas sales	1,314,000	233,000	1,752,000	616,000
Natural gas liquids sales	693,000	447,000	1,341,000	899,000
Other income (expense)	(167,000)	(145,000)	(158,000)	(221,000)

	28,875,000	20,514,000	56,230,000	38,298,000

Costs and expenses:
Lease operating expenses	3,973,000	4,082,000	8,149,000	9,069,000
Production taxes	3,541,000	2,385,000	6,733,000	4,270,000
Depreciation, depletion, and amortization	8,688,000	7,350,000	16,613,000	14,770,000
General and administrative	1,518,000	1,143,000	2,900,000	2,279,000
Accretion expense	151,000	144,000	305,000	286,000

	17,871,000	15,104,000	34,700,000	30,674,000

INCOME FROM OPERATIONS:	11,004,000	5,410,000	21,530,000	7,624,000

OTHER (INCOME) EXPENSE:

Interest expense	613,000	439,000	1,331,000	1,072,000
Insurance proceeds	—	—	—	(1,050,000)
Interest income	(38,000)	(135,000)	(211,000)	(237,000)

	575,000	304,000	1,120,000	(215,000)

INCOME BEFORE INCOME TAXES	10,429,000	5,106,000	20,410,000	7,839,000

INCOME TAX EXPENSE:	40,000	28,000	40,000	28,000

NET INCOME	$10,389,000	$5,078,000	$20,370,000	$7,811,000

NET INCOME PER COMMON SHARE:

Basic	$0.24	$0.12	$0.47	$0.18

Diluted	$0.24	$0.12	$0.47	$0.18

Basic weighted average shares outstanding	43,546,237	42,660,370	43,125,016	42,653,164

Diluted weighted average shares outstanding	43,976,009	42,953,016	43,470,013	42,934,954

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net Income	$10,389,000	$5,078,000	$20,370,000	$7,811,000
Interest expense	613,000	439,000	1,331,000	1,072,000
Income tax expense	40,000	28,000	40,000	28,000
Accretion expense	151,000	144,000	305,000	286,000
Depreciation, depletion, and amortization	8,688,000	7,350,000	16,613,000	14,770,000

EBITDA	$19,881,000	$13,039,000	$38,659,000	$23,967,000

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Cash provided by operating activity	$19,668,000	$9,039,000	$34,635,000	$22,871,000
Adjustments:
Changes in operating assets and liabilities	(158,000)	3,673,000	2,862,000	259,000

Operating Cash Flow	$19,510,000	$12,712,000	$37,497,000	$23,130,000